                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is entered into as of November 24, 2000 by and between Corillian Corporation, an Oregon corporation, and its affiliates, divisions and subsidiaries (collectively, "EMPLOYER"), and David R. Hatcher ("EXECUTIVE").

                                   WITNESSETH:

                  WHEREAS, Employer desires to obtain the benefit of service by Executive, and Executive desires to render services to Employer;

                  WHEREAS, the Board of Directors of Employer (the "BOARD") has determined that because of Executive's substantial experience and business relationships in connection with the business of Hatcher Associates, Inc., a California corporation and subsidiary of Employer ("HATCHER"), it is in the Employer's best interest and that of its shareholders to secure the services of Executive and to provide Executive certain additional benefits;

                  WHEREAS, in connection with Employer's purchase of all outstanding capital stock of Hatcher, including shares of capital stock held by Executive and his affiliates, Employer agreed to enter into this Agreement with Executive; and

                  WHEREAS, Employer and Executive desire to set forth in this Agreement the terms and conditions of Executive's employment with Employer.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1. EXECUTIVE REPRESENTATION. Executive represents and warrants that he has the capacity to enter into this Agreement and that this Agreement will not conflict with or result in a default under any other agreement binding on Executive.

         2. TITLE; DUTIES AND RESPONSIBILITIES. Employer and Executive agree that, subject to the provisions of this Agreement, Employer will employ Executive and Executive will serve Employer as Senior Vice President of Employer and President of Hatcher for the duration of this Agreement. Executive will report to Employer's Chief Operating Officer. Executive agrees to observe and comply with the written rules and regulations of Employer respecting the performance of Executive's duties and agrees to carry out and perform orders, directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing to Executive. Except as specifically provided otherwise in this Agreement, Executive shall comply with all of the policies and procedures adopted by Employer (as the same may be amended from time to time by Employer) and available or disclosed to Executive. During the term of this Agreement, Executive shall also serve on Employer's Advisory Board.

         3. TERM. Employer agrees to employ Executive and Executive agrees to serve Employer, in accordance with the terms of this Agreement, commencing on the date hereof and continuing until the second anniversary of this Agreement (the "Term"), unless this Agreement is earlier terminated in accordance with the provisions of this Agreement.


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         4. SERVICES AND EXCLUSIVITY OF SERVICES. During the Term, Executive
shall (i) devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer, and matters related thereto, (ii) use Executive's best efforts and abilities to promote Employer's interests, and
(iii) perform the services contemplated by this Agreement in accordance with policies established by Employer and under the direction of Employer's Chief Operating Officer and Chief Executive Officer and the Board.

                  Without the prior express written authorization of the Board, Executive shall not, directly or indirectly, during the term of this Agreement:
(a) render services to any other person or firm for compensation or (b) engage in any activity competitive with or adverse to Employer's Business (as defined below), whether alone, as a partner, or as an officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.) "Business" shall mean the development, marketing and sale of solutions to enable companies to offer electronic financial services (including, without limitation, through the Internet, mobile phones, PDA's or interactive television) and the provision of professional services to implement, install and customize such solutions.

                  Executive may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, whose activities involve or relate to the Business, provided in each case that such service is expressly approved by the Board or Employer's Chief Operating Officer and does not interfere with Executive's duties hereunder.

                  Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board or Employer's Chief Operating Officer, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. An investment that exceeds 5% of the equity securities or capitalization of a competitor, supplier or customer of Employer shall be deemed to constitute such a conflict. Executive shall not serve in any of such capacities for any business enterprise unless such service is expressly authorized by the Board or Employer's Chief Operating Officer in advance.

                  Executive represents to Employer that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

         5. COMPENSATION.

                  5.1 BASE COMPENSATION. During the Term, Employer agrees to pay Executive, in accordance with Employer's applicable payroll policies in effect from time to time during the Term, a base salary at the rate of $250,000 per year (the "Base Salary").

                  5.2 ADDITIONAL BENEFITS. Executive shall also be entitled to all rights and benefits for which Executive is otherwise eligible under any bonus plan, incentive, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or


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insurance plan or policy or other plan or benefit, as from time to time in effect, during the term of this Agreement that Employer may provide for Executive or (provided Executive is eligible to participate therein) for other employees of Employer with comparable positions and responsibilities generally, including other Senior Vice Presidents (collectively, the "Additional Benefits"). Notwithstanding the foregoing, Employer may, but will not be obligated to, grant Executive stock options or other equity compensation at its discretion. Executive will be entitled to participate in the same bonus plan as other senior managers of Employer, which currently consists of a targeted bonus of 20% of annual base salary and is dependent on the achievement of certain corporate and personal objectives. In addition, during the term of this Agreement, Employer will loan Executive annually the sum necessary to timely pay the premiums on Executive's existing Split Dollar Life Insurance Policies (the "Policies") and on which Hatcher previously paid the premiums, but in no event shall the premiums exceed $50,000 annually. Executive will pay Employer interest on any amounts loaned pursuant to the preceding sentence (the "Loans") quarterly in arrears at a per annum interest rate equal to the Prime rate, as published in the Money Rate section of The Wall Street Journal. The Loans will mature on the date six months following Executive's termination of employment with Employer, and Executive will assign any proceeds received under the insurance policies to Employer as collateral for the principal and interest due under the Loans. Employer will first seek to recover any outstanding principal and interest under the Loans by collecting the cash value of its interest in the Policies and then by proceeding against Executive personally. Executive agrees to execute such documentation as Employer may reasonably request to evidence the foregoing agreements regarding the Loans to Executive. If the Loans (together with accrued but unpaid interest) shall be repaid to Employer, then Employer shall promptly release its collateral assignment. If the proceeds of the Policies become payable by reason of Executive's death, Employer shall have the right to receive the proceeds of the Policies in an amount equal to the outstanding principal and interest under the Loans less any amounts borrowed by Employer under the Policies. The balance, if any, of the proceeds of the Policies shall be paid directly by the insurer to the beneficiary designated by Executive.

                  5.3 PERIODIC REVIEW/ADJUSTMENT. Employer's Chief Operating Officer, in conjunction with Employer's Chief Financial Officer, shall review Executive's Base Salary and Additional Benefits then being paid to him not less frequently than every twelve months in the light of additional or reduced responsibilities, if any, which may have been assigned or assumed, the results of operations and prospects of Employer, and current salaries and benefits then being paid to other persons. Following such review, Employer may increase (but shall not be required to increase) the salary or any other benefits, but may not decrease the salary from the then existing level.

                  5.4 PERQUISITES. Executive shall be entitled to 6 weeks (inclusive of statutory holidays) of paid vacation each twelve-month period, which shall accrue on a pro rata basis from the date employment commences under this Agreement. Vacation may be taken at such time during each year as may be mutually agreed upon by Executive and Employer. At no time may Executive accrue more than 8 weeks of vacation.

                  5.5 OVERALL QUALIFICATION. Subject to the terms of any written benefit plans, Employer reserves the right to modify, suspend or discontinue any and all of the above referenced benefit plans, practices, policies and programs at any time (whether before or after


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termination of employment) without notice to or recourse by Executive so long as such action is taken generally with respect to other similarly situated persons and does not single out Executive.

         6. TERMINATION. The Base Salary and Additional Benefits provided to Executive pursuant to this Agreement, and the employment of Executive by Employer, shall be terminated prior to expiration of the Term only as provided in this Section 6.

                  6.1 DISABILITY. If a physical or mental illness renders Executive unable to perform his normal duties in connection with Employer for a period of 180 days (whether or not consecutive) out of any consecutive 365 days and that the Board reasonably determines is reasonably expected to continue to render Executive unable to perform such duties (a "Disability"), Executive's employment hereunder may be terminated by written notice of termination from Employer to Executive. Executive agrees to submit to examinations from time to time by a duly licensed physician, who shall be selected by Employer's Chief Executive Officer, in connection with any actual or alleged Disability; provided, that such physician shall be independent as to Employer and its affiliates (other than Executive) and shall be a specialist in the area of Executive's alleged Disability. If Executive's employment is terminated by Employer because of a Disability, this Agreement will terminate in all respects, provided that Employer shall pay to Executive or the personal representative of Executive (the "Beneficiary"), as applicable, any Base Salary through the date of termination and any accrued Additional Benefits that do not by their terms end at the Disability of Executive.

                  6.2 DEATH. If Executive dies during the Term, this Agreement will terminate in all respects, provided that Employer shall pay to the Beneficiary any Base Salary through the date of death and any accrued Additional Benefits that do not by their terms end at the death of Executive.

                  6.3 FOR CAUSE. Executive's employment hereunder shall be terminated and all of his rights to receive Base Salary and (subject to the terms of any plans relating thereto) Additional Benefits hereunder in respect of any period after such termination, shall terminate upon a determination by the Board, acting in good faith based upon actual knowledge at such time, that Executive (i) is or has been grossly negligent, (ii) is engaging or has engaged in willful misconduct or a breach of fiduciary duty involving personal profit,
(iii) has failed to perform material duties, (iv) has willfully violated any law, rule or regulation other than traffic violations and minor violations, (v) has been convicted of any felony, or (vi) has intentionally or materially breached any of the provisions of this Agreement (each of the above being a termination for "Cause").

                  (A) Employer shall effect a termination for Cause by written notice to Executive specifying in reasonable detail the circumstances alleged by Employer that constitute a basis for termination for Cause and the specific provisions of Section 6.3 relied upon in effecting such termination. The date of such termination shall be the date ten
         (10) days after Employer gives such notice of termination to Executive. If the grounds for such termination are the grounds set forth in
         Section 6.3 (excluding, for this purpose, conviction of a felony as set forth above), then during such ten (10) day period, Executive shall be afforded an opportunity to discuss the basis for such termination with


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         each member of the Board, and Executive shall, at his election exercised in writing and delivered to Employer's Chief Operating Officer prior to the expiration of such ten (10) day period, be entitled to a period of not less than thirty (30) days after the date of such discussion to attempt to remedy or cure the conduct alleged to constitute such grounds and the harm caused thereby if in the good faith and reasonable judgment of the Board, such conduct and harm is capable of being remedied or cured within said thirty (30) day period. If, after the expiration of such cure period, the Executive has not in the good faith and reasonable judgment of the Board, remedied or cured the conduct alleged to constitute such grounds and the harm caused thereby (the "Board Decision"), the termination for Cause shall be effective upon notice to Executive of the Board Decision.

                  (B) Upon termination of Executive's employment for Cause, the obligations of Executive and Employer under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this Agreement.

                  6.4 WITHOUT CAUSE.

                  (A) Notwithstanding any other provision of this Section 6, Executive shall have the right to terminate Executive's employment with Employer at any time after the date six months from the date of this Agreement, but any such termination, other than as expressly provided in Section 6.4, shall terminate the accrual of Base Salary and Additional Benefits provided under this Agreement for the remainder of the Term. Employer shall, within five business days of such termination, pay to Executive all Base Salary and Additional Benefits accrued through the date of such termination.

                  (B) Employer may terminate Executive's employment hereunder at any time without cause. Upon a termination of Executive's employment by Employer without cause hereunder, Employer shall pay to Executive any Additional Benefits accrued through the date of termination and the lesser of (i) Executive's Base Salary for the remaining term of this Agreement or (ii) one year's Base Salary.

                  6.5 NO LIMITATION. Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law, in equity or under this Agreement.

                  6.6 EXCLUSIVE REMEDY. Executive agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of Employer in respect of Executive's employment with and relationship to Employer and that the payment thereof shall be the sole and exclusive remedy for any termination of Executive's employment. Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

         7. BUSINESS EXPENSES. During the Term, Employer shall, in accordance with Employer's policy in effect from time to time, reimburse Executive promptly for all reasonable and adequately documented business expenses which Executive incurs in his reasonable judgment in connection with the services to be rendered to Employer hereunder, including


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entertainment, travel, and transportation expenses incurred in pursuit and furtherance of Employer's business and good will. In addition to any amounts due to Executive upon a termination of this Agreement in accordance with Sections 6.1, 6.2, 6.3 or 6.4, Employer shall pay Executive any amounts due under this Section 7 up to the date of termination.

         8. NO SOLICITATION OF EMPLOYEES OR CLIENTS. Executive agrees that he will not, directly or indirectly, for a period of 3 years from the termination of this Agreement, solicit, entice, persuade, or induce any employee of Employer or any client under contract with Employer to terminate his or her employment by, or contract with, Employer or its subsidiaries, if any, or to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into any agency contract with a person or business other than Employer. Executive or any agent of Executive shall not be prohibited from placing public employment notices to which employees of Employer respond.

         9. DISPUTE RESOLUTION.

                  9.1 GOVERNING LAW. This Agreement is to be interpreted in accordance with the laws of the State of California. Executive and Employer hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any action or proceeding arising from or relating to this Agreement.

                  9.2 ATTORNEYS' FEES AND COURT COSTS. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and fees (including without limitation reasonable attorney fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party in such suit or action, including without limitation any post-trial or appellate proceeding.

                  9.3 EQUITABLE RELIEF. Executive acknowledges that Employer may not have an adequate remedy at law in the event of any breach or threatened breach by Executive of this Agreement pertaining to confidentiality or intellectual property, and that Employer or its customers or suppliers may suffer irreparable injury as a result. In the event of any such breach or threatened breach, Executive hereby consents to the granting of injunctive relief without the posting by Employer of any bond or other security.

         10. MISCELLANEOUS.

                  10.1 SUCCESSION; SURVIVAL. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive's obligations and representations under this Agreement will survive the termination of Executive's employment, regardless of the manner of such termination.

                  10.2 NOTICES. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its principal office at:

                           Corillian Corporation


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                           3400 NW John Olsen Place
                           Hillsboro, OR 97124
                           Attention:  Erich J. Litch

or at such other address as Employer may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate (or Executive's business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.2 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

                 10.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments and practices relating to Executive's employment by Employer or Hatcher. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an officer expressly so authorized by the Board.

                  10.4 WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

                  10.5 EMPLOYER INFORMATION. Executive agrees that he will not, during his employment with Employer, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of Employer or its affiliates (other than, with respect to information received by Executive through Hatcher, Hatcher) any unpublished document or proprietary information belonging to any such employer, person or entity in violation of any agreement or law, unless consented to in writing by such employer, person or entity.

                  10.6 PLACE OF EMPLOYMENT. Employer recognizes that Executive's residence and principal place for performing his obligations hereunder shall be Los Angeles, California; provided, however, that Executive will be expected to engage in travel throughout the United States and the world as Employer may reasonably request or as may be required for the proper performance of services hereunder.

                  10.7 SEVERABILITY. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances to the fullest extent permitted by law and may be modified by a court to make the provision consistent with applicable laws.


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                  10.8 SECTION HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.9 COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

                  10.10 CONSTRUCTION. The parties hereto acknowledge that each party to this Agreement is sophisticated and has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provision, and the parties hereby waive any statute or rule to the contrary.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   "EMPLOYER"

                                   CORILLIAN CORPORATION


                                   BY:_________________________________

                                   ITS:________________________________



                                   "EXECUTIVE"

                                   DAVID R. HATCHER

                                   ____________________________________

                           Address:____________________________________
                                   ____________________________________
                                   ____________________________________







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